WILMOT, Wis., Jan. 23/PRNewswire/  --  Gander Mountain,
Inc. (Nasdaq Bulletin Board: GNDR), today reported that the U.S. Bankruptcy Court has confirmed the company's reorganization plan. On Wednesday, January 21, creditors and shareholders of the company voted in favor of the plan's approval.

"We are pleased to have completed this long and difficult process. Creditors and shareholders will receive a return on their investment according to the priority order described in the plan," said Ralph
Freitag, CEO of Gander Mountain.

The reorganization plan was jointly proposed by Holiday, Gander Mountain and the Official Creditors'
Committee. The Chair of the Committee, Gary Chapman of the Remington Arms Company, said that "the Creditors'
Committee, on behalf of all Gander Mountain vendors, is pleased that the court approved the plan, and looks forward to working with the new Gander Mountain."

Holiday Companies is a privately-held Bloomington, Minnesota based retailer and wholesaler of outdoor sporting goods as well as gasoline and food products.
With the acquisition of the twelve Gander Mountain stores, Holiday's outdoor sporting goods group will consist of twenty-six (26) retail stores in four states. In July, 1996, Holiday acquired five stores from Gander Mountain which included three stores in Minnesota (Duluth, Maple Grove and St. Cloud) and two stores in Wisconsin (Eau Claire and LaCrosse). Holiday will continue to operate these stores under the Gander
Mountain name.

Gander Mountain, Inc. is a customer-oriented specialty retailer serving the outdoor recreation market. The company is recognized as a leader in providing functional outerwear, footwear and equipment for the hunting, fishing and camping enthusiast.

SOURCE:  Gander Mountain, Inc.

CO:  Gander Mountain, Inc.

ST:  Wisconsin

IN:  REA